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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CV THERAPEUTICS, INC.
Dan Spiegelman
Chief Financial Officer
(650) 812-9509

Christopher Chai
Treasurer & Senior Director, Investor Relations
(650) 812-9560

           CV THERAPEUTICS PRICES $131 MILLION PUBLIC EQUITY OFFERING

         PALO ALTO, CALIFORNIA, DECEMBER 4, 2001 - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that it has priced a public offering of 2.5 million shares of its common stock at a purchase price of $52.50 per share. All of the shares were offered by CV Therapeutics, Inc. In addition, the Company has granted the underwriters an option to purchase an additional 375,000 shares of common stock to cover over-allotments if any.

         J.P. Morgan Securities Inc. and Robertson Stephens, Inc. are acting as joint lead managers of the offering, with J.P. Morgan Securities Inc. as the sole bookrunner. Bear, Stearns & Co. Inc., CIBC World Markets Corp., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, U.S. Bancorp Piper Jaffray Inc., and First Albany Corporation are acting as co-managers. The offering is expected to close on December 7, 2001. Information about this offering is available in the prospectus filed with the Securities and Exchange Commission.

         A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

         Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CV Therapeutic's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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